Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

July 1, 2020

Contact:  (analysts) Jeff Siemon:  763-764-2301

(media) Kelsey Roemhildt:  763-764-6364

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2020 AND OUTLINES
FISCAL 2021 PRIORITIES

Fourth Quarter Highlights

•	Net sales increased 21 percent to $5.0 billion and organic net sales¹ were up 16 percent, primarily reflecting a significant increase in at-home food demand driven by the COVID-19 pandemic.
•	Operating profit of $830 million increased 16 percent; constant-currency adjusted operating profit was up 24 percent.
•	Diluted earnings per share (EPS) of $1.02 were up 9 percent; adjusted diluted EPS of $1.10 increased 33 percent in constant currency.

Full Year Highlights

•	Net sales of $17.6 billion increased 5 percent from the prior year; organic net sales were up 4 percent.
•	Operating profit increased 17 percent to $3.0 billion; constant-currency adjusted operating profit was up 7 percent.
•	Diluted EPS of $3.56 were up 23 percent; adjusted diluted EPS of $3.61 increased 12 percent in constant currency.
•	Cash from operations totaled $3.7 billion, up 31 percent; free cash flow of $3.2 billion increased 42 percent. The company beat its fiscal 2020 deleverage target.

¹ Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – July 1, 2020 – General Mills (NYSE: GIS) today reported results for the fourth quarter and fiscal year ended May 31, 2020.  Fiscal 2020 was a 53-week year, with the extra week falling in the fourth quarter.

“I’m proud of the way our organization has remained focused on serving the needs of our consumers and communities while protecting the health and safety of our employees throughout the COVID-19 pandemic,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “Amid significant challenge and change in the world around us, General Mills adapted and executed in fiscal 2020 to deliver outstanding financial results while fulfilling our purpose of making food the world loves.  We’ve demonstrated extraordinary agility to meet the unprecedented increase in demand for food at home and to win across our categories.

“As we turn to fiscal 2021, we’ll maintain a sharp focus on the near-term opportunity to meet continued elevated demand while continuing to advance our long-term strategies by investing to build our brands, strengthen our innovation, and enhance our strategic capabilities.  I remain confident that General Mills will emerge from the pandemic a stronger company.”

Responding to COVID-19

The COVID-19 pandemic has had a profound impact on consumer demand across the company’s major markets, including driving an unprecedented increase in demand for food at home and a corresponding decrease in away-from-home food demand resulting from efforts to reduce virus transmission.  The company estimates that at-home food represented approximately 85 percent of its pre-pandemic worldwide net sales and away-from-home food represented the remaining 15 percent.

In the fourth quarter of fiscal 2020, elevated at-home food demand accelerated net sales growth in the North America Retail segment, where a significant share of net sales comes from categories that were most impacted by at-home eating, including meals, baking, and cereal.  The impact of elevated at-home demand was less pronounced in the Europe & Australia segment, reflecting its lower proportion of net sales in those categories.  The Pet segment experienced increased demand early in the fourth quarter from stock-up purchasing, which partially unwound by the end of the quarter.  Lower away-from-home food demand reduced growth for the Convenience Stores & Foodservice and Asia & Latin America segments.

During the global pandemic, General Mills’ most important objectives remain the continued health and safety of its employees and the ongoing ability to serve consumers around the world. The company has implemented employee safety measures, based on guidance from the CDC and WHO, across all its supply chain facilities, including proper hygiene, social distancing, mask use, and temperature screenings. To date, all General Mills manufacturing and distribution facilities have continued to operate without significant disruption related to COVID-19.

The company has risen to meet the needs of its communities around the world during the pandemic, with a particular focus on food security.  During the fourth quarter, General Mills contributed $10 million in monetary and food donations to organizations addressing hunger and food access.

In response to changing consumer and customer needs, General Mills has increased its agility and executed with excellence.  The company has partnered with its customers to prioritize production of its most important products to increase capacity and maintain strong service levels and has adapted content on its food websites to encourage cooking education and drive stronger E-commerce sales.  Additionally, the company has taken actions to reinforce its healthy liquidity position by refinancing short-term debt, and it has maintained its strong capital discipline, which helped contribute to a significant increase in free cash flow generation in fiscal 2020.

General Mills is focused on delivering superior execution during the COVID-19 situation while continuing to invest in its brands and capabilities to ensure it emerges from the pandemic a stronger company in a position to generate consistent, profitable growth and top-tier returns for its shareholders.

Fourth Quarter Results Summary

•

Net sales of $5.0 billion increased 21 percent versus last year, including 7 points of growth from an extra week of results in this year’s fourth quarter and a 2-point headwind from unfavorable foreign currency exchange.  Organic net sales increased 16 percent, including double-digit growth in organic pound volume and 3 points of favorable organic net price realization and mix.  Fourth-quarter net sales growth includes the impact of elevated consumer demand driven by the COVID-19 pandemic.

•

Gross margin increased 10 basis points to 35.2 percent of net sales.  Adjusted gross margin of 36.1 percent was up 80 basis points, primarily driven by Holistic Margin Management (HMM) cost savings and favorable manufacturing leverage, partially offset by increased supply chain costs, including COVID-19-related expenses.

•

Operating profit increased 16 percent to $830 million.  Operating profit margin of 16.5 percent was down 70 basis points.  Adjusted operating profit of $888 million increased 24 percent in constant currency, primarily driven by higher net sales, partially offset by higher selling, general, and administrative (SG&A) expenses, including higher administrative and media expenses.  Adjusted operating profit margin increased 40 basis points to 17.7 percent.

•	Net earnings attributable to General Mills totaled $626 million, up 10 percent from a year ago.
•

Diluted EPS of $1.02 increased 9 percent.  Adjusted diluted EPS of $1.10 were up 33 percent from the prior year in constant currency, primarily reflecting higher adjusted operating profit, higher after-tax earnings from joint ventures, and a lower adjusted effective tax rate, partially offset by higher average diluted shares outstanding.

Full Year Results Summary

•

Net sales increased 5 percent to $17.6 billion, including 2 points of growth from an extra week of results in this year’s fourth quarter and a 1-point headwind from unfavorable foreign currency exchange.  Organic net sales increased 4 percent, reflecting positive organic pound volume and favorable organic net price realization and mix.  The company estimates that changes in consumer behavior resulting from COVID-19 increased full-year net sales growth by approximately 3 percentage points.

•

Gross margin increased 70 basis points to 34.8 percent of net sales.  Adjusted gross margin increased 80 basis points to 35.2 percent of net sales, driven primarily by HMM cost savings, favorable net price realization and mix, and last year’s one-time purchase accounting inventory adjustment related to the Blue Buffalo acquisition, partially offset by input cost inflation and increased supply chain costs related to COVID-19.

•

Operating profit of $3.0 billion increased 17 percent from the prior year.  Operating profit margin of 16.8 percent was up 190 basis points.  Adjusted operating profit of $3.0 billion increased 7 percent in constant currency, primarily driven by higher net sales, partially offset by higher SG&A expenses, including higher administrative and media expenses.  Adjusted operating profit margin increased 40 basis points to 17.3 percent.

•	Net earnings attributable to General Mills totaled $2.2 billion, up 24 percent from the prior year.
•

Diluted EPS of $3.56 increased 23 percent.  Adjusted diluted EPS of $3.61 was up 12 percent in constant currency, primarily reflecting higher adjusted operating profit, lower net interest expense, a lower adjusted effective tax rate, higher non-service benefit plan income, and higher after-tax earnings from joint ventures, partially offset by higher average diluted shares outstanding.

Operating Segment Results

Note:  Tables may not foot due to rounding.

Components of Fiscal 2020 Reported Net Sales Growth
Fourth Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	44 pts	(7) pts	--	36%
Pet	44 pts	(7) pts	--	37%
Convenience Stores & Foodservice	(16) pts	(9) pts	--	(24)%
Europe & Australia	11 pts	--	(4) pts	6%
Asia & Latin America	8 pts	(9) pts	(11) pts	(12)%
Total	19 pts	3 pts	(2) pts	21%
Full Year
North America Retail	10 pts	(1) pt	--	8%
Pet	17 pts	2 pts	--	18%
Convenience Stores & Foodservice	(6) pts	(2) pts	--	(8)%
Europe & Australia	--	1 pt	(3) pts	(3)%
Asia & Latin America	(2) pts	(1) pt	(4) pts	(8)%
Total	4 pts	2 pts	(1) pt	5%

Components of Fiscal 2020 Organic Net Sales Growth
Fourth Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	53rd Week	Reported Net Sales
North America Retail	35 pts	(7) pts	28%	--	--	9 pts	36%
Pet	44 pts	(7) pts	37%	--	--	--	37%
Convenience Stores & Foodservice	(21) pts	(8) pts	(29)%	--	--	4 pts	(24)%
Europe & Australia	4 pts	--	4%	(4) pts	--	7 pts	6%
Asia & Latin America	1 pt	(9) pts	(7)%	(11) pts	--	7 pts	(12)%
Total	12 pts	3 pts	16%	(2) pts	--	7 pts	21%
Full Year
North America Retail	8 pts	(1) pt	6%	--	--	2 pts	8%
Pet	17 pts	2 pts	18%	--	--	--	18%
Convenience Stores & Foodservice	(7) pts	(2) pts	(9)%	--	--	1 pt	(8)%
Europe & Australia	(2) pts	1 pt	(1)%	(3) pts	--	2 pts	(3)%
Asia & Latin America	(1) pt	(1) pt	(2)%	(4) pts	(3) pts	2 pts	(8)%
Total	2 pts	2 pts	4%	(1) pt	--	2 pts	5%

Fiscal 2020 Segment Operating Profit Growth
Fourth Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	69%	69%
Pet	23%	23%
Convenience Stores & Foodservice	(67)%	(67)%
Europe & Australia	(22)%	(14)%
Asia & Latin America	NM	NM
Total	31%	32%
Full Year
North America Retail	15%	15%
Pet	46%	46%
Convenience Stores & Foodservice	(20)%	(20)%
Europe & Australia	(8)%	(3)%
Asia & Latin America	(74)%	(73)%
Total	10%	11%

North America Retail Segment

Fourth-quarter net sales for General Mills’ North America Retail segment increased 36 percent to $3.20 billion, primarily reflecting increased demand for food at home resulting from the COVID-19 pandemic as well as 9 points of additional sales from the 53rd week.  Organic net sales increased 28 percent, reflecting a strong increase in organic pound volume.  Organic net price realization and mix was unfavorable in the quarter, driven by the mix of sales, including significant growth for heavier products such as refrigerated baked goods, dessert mixes, soup, and flour.  Net sales increased across all five operating units, including 75 percent growth in U.S. Meals & Baking, 26 percent growth in U.S. Cereal, 12 percent growth in Canada, 10 percent growth in U.S. Snacks, and 10 percent growth in U.S. Yogurt.  The segment’s leading brands and superior execution led to excellent in-market performance, including market share gains in 9 of its 10 largest U.S. categories in the fourth quarter.  Segment operating profit increased 69 percent to $893 million, primarily driven by higher volume, partially offset by higher SG&A expenses, including higher media investment.

For the full year, North America Retail segment net sales increased 8 percent to $10.75 billion, primarily driven by increased at-home food demand and 2 points of additional sales from the 53rd week.  Organic net sales increased 6 percent.  Segment operating profit increased 15 percent to $2.63 billion, primarily driven by higher volume, partially offset by higher SG&A expenses, including higher media investment.

Pet Segment

Fourth-quarter net sales for the Pet segment increased 37 percent to $555 million, largely due to an extra month of results as the segment’s calendar was aligned to the company’s May fiscal year end.  A significant increase in pound volume was partially offset by unfavorable net price realization and mix, which reflected the comparison against the year-ago period that included significant net sales growth for the premium-priced Wilderness sub-line as it was expanded to national distribution in the food, drug, and mass channels.  Segment operating profit increased 23 percent to $135 million, primarily driven by higher volume, partially offset by unfavorable net price realization and mix and higher SG&A expenses.

For the full year, Pet segment net sales increased 18 percent to $1.69 billion, driven by positive contributions from volume growth and positive net price realization and mix.  All-channel retail sales increased double digits for the full year.  Segment operating profit of $391 million was up 46 percent, primarily driven by higher net sales and a $53 million one-time purchase accounting inventory adjustment in the year-ago period, partially offset by higher SG&A expenses.

Convenience Stores & Foodservice Segment

Fourth-quarter net sales for the Convenience Stores & Foodservice segment declined 24 percent to $393 million, reflecting significantly reduced away-from-home food demand related to the COVID-19 pandemic, partially offset by 4 points of additional sales from the 53rd week.  Organic net sales declined 29 percent.  Segment operating profit of $39 million was down 67 percent, driven by lower net sales.

For the full year, Convenience Stores & Foodservice net sales decreased 8 percent to $1.82 billion, primarily reflecting reduced away-from-home food demand, partially offset by 1 point of additional sales from the 53rd week.  Organic net sales declined 9 percent.  Segment operating profit of $337 million was down 20 percent, primarily driven by lower net sales.

Europe & Australia Segment

Fourth-quarter net sales for the Europe & Australia segment increased 6 percent to $530 million, primarily driven by increased demand for food at home resulting from the COVID-19 pandemic and 7 points of additional sales from the 53rd week, partially offset by 4 points of unfavorable foreign currency exchange.  Organic net sales increased 4 percent.  Net sales growth in Old El Paso Mexican food and Betty Crocker dessert mixes were partially offset by declines in away-from-home channels.  Segment operating profit of $33 million was down 22 percent as reported and down 14 percent in constant currency, primarily driven by higher SG&A expenses, partially offset by higher net sales.

For the full year, Europe & Australia net sales decreased 3 percent to $1.84 billion, including 3 points of unfavorable foreign currency exchange and 2 points of additional sales from the 53rd week.  Organic net sales decreased 1 percent.  Net sales declines in yogurt and ice cream were partially offset by growth in Mexican food and dessert mixes.  Segment operating profit of $114 million was down 8 percent as reported and down 3 percent in constant currency, reflecting higher input costs and lower volume, partially offset by favorable net price realization and mix.

Asia & Latin America Segment

Fourth-quarter net sales for the Asia & Latin America segment declined 12 percent to $349 million, primarily driven by reduced away-from-home food demand related to the COVID-19 pandemic impacting consumer traffic in foodservice outlets and Häagen-Dazs shops and 11 points of unfavorable foreign currency exchange, partially offset by 7 points of additional sales from the 53rd week and strong growth for Wanchai Ferry frozen dumplings in China and Yoki meals and snacks in Brazil.  Organic net sales were down 7 percent, with declines in Asia partially offset by growth in Latin America.  Segment operating profit declined $47 million to a loss of $24 million in the quarter, driven by net sales declines on the segment’s higher-margin businesses, as well as higher SG&A expenses.

For the full year, Asia & Latin America net sales declined 8 percent to $1.53 billion, including 4 points of unfavorable foreign currency exchange, a 3-point headwind from divestitures executed in fiscal 2019, and 2 points of additional sales from the 53rd week.  Organic net sales were down 2 percent, with declines in Asia partially offset by growth in Latin America.  Segment operating profit of $19 million was down 74 percent as reported and down 73 percent in constant currency, driven by higher input costs and lower net sales.

Joint Venture Summary

Fourth-quarter net sales for Cereal Partners Worldwide (CPW) increased 13 percent in constant currency, reflecting increased at-home food demand due to the COVID-19 pandemic.  Constant-currency net sales for Häagen-Dazs Japan (HDJ) were down 13 percent in the quarter, driven by lower volume.  Combined after-tax earnings from joint ventures in the quarter increased 68 percent to $34 million.  For the full year, after-tax earnings from joint ventures increased 27 percent to $91 million, primarily driven by net sales growth and General Mills’ share of lower restructuring charges at CPW.

Other Income Statement Items

Full-year unallocated corporate items totaled $509 million net expense in fiscal 2020 compared to $340 million net expense a year ago.  Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $429 million net expense this year compared to $303 million net expense last year, primarily driven by compensation and benefits expenses.

The company recorded $30 million, net, in pre-tax losses on divestitures in fiscal 2019 (please see Note 2 below for more information on these charges).  Restructuring, impairment, and other exit costs totaled $24 million this year compared to $275 million a year ago.  An additional $27 million of restructuring and project-related charges were recorded in cost of sales this year compared to $11 million a year ago (please see Note 3 below for more information on these charges).

Net interest expense in fiscal 2020 totaled $466 million compared to $522 million a year ago, primarily driven by lower average debt balances.  The effective tax rate for fiscal 2020 was 18.5 percent compared to 17.7 percent last year

(please see Note 6 below for more information on our effective tax rate). The adjusted effective tax rate was 20.7 percent compared to 21.8 percent a year ago, primarily driven by the mix of earnings by market.

Cash Flow Generation, Cash Returns, and Deleverage

Fiscal 2020 cash provided by operating activities totaled $3.68 billion, up 31 percent from the prior year, primarily driven by changes in current assets and liabilities and higher net earnings, partially offset by changes in non-cash restructuring, impairment, and other exit costs and deferred income taxes.  The increase in operating cash flow included both structural improvements and timing benefits from COVID-19-driven volume increases in the fourth quarter.  Capital investments totaled $461 million compared to $538 million a year ago.  Full-year free cash flow conversion was 143 percent of adjusted after-tax earnings.  Dividends paid totaled $1.20 billion, average diluted shares outstanding increased 1 percent to 613 million, and debt was reduced by $950 million.  The net debt-to-operating cash flow ratio was 3.2x compared to 5.0x a year ago, and the net-debt-to-adjusted-EBITDA ratio was 3.2x compared to 3.9x in fiscal 2019.

Fiscal 2021 Outlook and Priorities

General Mills expects the largest factor impacting its fiscal 2021 performance will be relative balance of at-home versus away-from-home consumer food demand.  This balance will be determined by factors such as consumers’ ability and willingness to eat in restaurants, the proportion of people working from home, the reopening of schools, and changes in consumers’ income levels.  While the COVID-19 pandemic has significantly influenced each of these factors in recent months, the magnitude and duration of its future impact remains highly uncertain.  As a result, the company is not currently providing an outlook for fiscal 2021 growth in organic net sales, adjusted operating profit, and adjusted diluted EPS.

The company expects consumer concerns about COVID-19 virus transmission and the recession to drive elevated demand for food at home, relative to pre-pandemic levels.  The company is tracking the level of virus control, the possibility of a second-wave outbreak, the availability of a vaccine, GDP growth, unemployment rates, consumer confidence, and wage growth, among other factors, to assess the likely magnitude and duration of elevated at-home food demand.

General Mills has outlined three key priorities for fiscal 2021 that will allow it to deliver competitive performance in the short term while continuing to advance its long-term goals:

1.

Compete effectively, everywhere we play, leading to increased brand penetration, competitive service levels, strengthened customer partnerships, and market share gains in the company’s key categories.  General Mills expects net sales growth in fiscal 2021 will be positively impacted by its superior execution as well as elevated at-home food demand, relative to the pre-pandemic period.  The company anticipates headwinds to fiscal 2021 net sales growth from comparisons against the 53rd week, the extra month of Pet results, and the pandemic-related increase in demand in the fourth quarter of fiscal 2020.  Additionally, fiscal 2021 net sales growth may be negatively impacted by a potential reduction in consumers’ at-home food inventory, which has been elevated during the pandemic.

2.

Drive efficiency to fuel investment.  The company anticipates that the combination of benefits from its HMM initiatives and volume leverage and headwinds from input cost inflation, increased investment in brands and capabilities, higher costs to service elevated demand, and higher ongoing health and safety-related expenses will result in an adjusted operating profit margin that is approximately in line with fiscal 2020 levels.

3.

Reduce leverage to increase financial flexibility.  The company expects to make further progress in fiscal 2021 in reducing its net-debt-to-adjusted-EBITDA ratio, which stood at 3.2x at the end of fiscal 2020.

General Mills will issue pre-recorded management remarks today, July 1, 2020, at approximately 6:20 a.m. Central time (7:20 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time).  The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2021 Outlook and Priorities,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the coronavirus (COVID-19) pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.  The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except per Share Data)

	Fiscal Year
	2020	% Change	2019	% Change	2018
	(Unaudited)
Net sales	$17,626.6	5%	$16,865.2	7%	$15,740.4
Cost of sales	11,496.7	3%	11,108.4	8%	10,304.8
Selling, general, and administrative expenses	3,151.6	7%	2,935.8	3%	2,850.1
Divestitures loss	-	NM	30.0	NM	-
Restructuring, impairment, and other exit costs	24.4	(91%)	275.1	66%	165.6
Operating profit	2,953.9	17%	2,515.9	4%	2,419.9
Benefit plan non-service income	(112.8)	28%	(87.9)	(2%)	(89.4)
Interest, net	466.5	(11%)	521.8	40%	373.7
Earnings before income taxes and after-tax earnings from joint ventures	2,600.2	25%	2,082.0	(3%)	2,135.6
Income taxes	480.5	31%	367.8	NM	57.3
After-tax earnings from joint ventures	91.1	27%	72.0	(15%)	84.7
Net earnings, including earnings attributable to redeemable and noncontrolling interests	2,210.8	24%	1,786.2	(17%)	2,163.0
Net earnings attributable to redeemable and noncontrolling interests	29.6	(12%)	33.5	5%	32.0
Net earnings attributable to General Mills	$2,181.2	24%	$1,752.7	(18%)	$2,131.0
Earnings per share - basic	$3.59	23%	$2.92	(21%)	$3.69
Earnings per share - diluted	$3.56	23%	$2.90	(20%)	$3.64
Dividends per share	$1.96	-	$1.96	-	$1.96

	Fiscal Year
Comparisons as a % of net sales:	2020	Basis Pt Change	2019	Basis Pt Change	2018
Gross margin	34.8%	70	34.1%	(40)	34.5%
Selling, general, and administrative expenses	17.9%	50	17.4%	(70)	18.1%
Operating profit	16.8%	190	14.9%	(50)	15.4%
Net earnings attributable to General Mills	12.4%	200	10.4%	(310)	13.5%

	Fiscal Year
Adjusted comparisons as a % of net sales (a):	2020	Basis Pt Change	2019	Basis Pt Change	2018
Adjusted gross margin	35.2%	80	34.4%	(10)	34.5%
Adjusted operating profit	17.3%	40	16.9%	30	16.6%
Adjusted net earnings attributable to General Mills	12.6%	100	11.6%	-	11.6%

(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 31, 2020	May 26, 2019	% Change
Net sales	$5,023.0	$4,161.7	21%
Cost of sales	3,254.9	2,700.4	21%
Selling, general, and administrative expenses	927.1	743.2	25%
Divestiture gain	-	(5.4)	NM
Restructuring, impairment, and other exit costs	11.5	7.4	55%
Operating profit	829.5	716.1	16%
Benefit plan non-service income	(22.1)	(24.6)	(10%)
Interest, net	118.6	124.8	(5%)
Earnings before income taxes and after-tax earnings from joint ventures	733.0	615.9	19%
Income taxes	139.6	54.7	155%
After-tax earnings from joint ventures	33.6	20.0	68%
Net earnings, including earnings attributable to redeemable and noncontrolling interests	627.0	581.2	8%
Net earnings attributable to redeemable and noncontrolling interests	1.3	11.0	(88%)
Net earnings attributable to General Mills	$625.7	$570.2	10%
Earnings per share - basic	$1.03	$0.95	8%
Earnings per share - diluted	$1.02	$0.94	9%

	Quarter Ended
Comparisons as a % of net sales:	May 31, 2020	May 26, 2019	Basis Pt Change
Gross margin	35.2%	35.1%	10
Selling, general, and administrative expenses	18.5%	17.9%	60
Operating profit	16.5%	17.2%	(70)
Net earnings attributable to General Mills	12.5%	13.7%	(120)

	Quarter Ended
Adjusted comparisons as a % of net sales (a):	May 31, 2020	May 26, 2019	Basis Pt Change
Adjusted gross margin	36.1%	35.3%	80
Adjusted operating profit	17.7%	17.3%	40
Adjusted net earnings attributable to General Mills	13.4%	12.2%	120

(a) See Note 7 for a reconciliation of these measures not defined by GAAP.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions)

	Fiscal Year
	2020	% Change	2019	% Change	2018
	(Unaudited)
Net sales:
North America Retail	$10,750.5	8%	$9,925.2	(2%)	$10,115.4
Europe & Australia	1,838.9	(3%)	1,886.7	(5%)	1,984.6
Convenience Stores & Foodservice	1,816.4	(8%)	1,969.1	2%	1,930.2
Pet	1,694.6	18%	1,430.9	NM	-
Asia & Latin America	1,526.2	(8%)	1,653.3	(3%)	1,710.2
Total	$17,626.6	5%	$16,865.2	7%	$15,740.4

Operating profit:
North America Retail	$2,627.0	15%	$2,277.2	3%	$2,217.4
Europe & Australia	113.8	(8%)	123.3	(13%)	142.1
Convenience Stores & Foodservice	337.2	(20%)	419.5	7%	392.6
Pet	390.7	46%	268.4	NM	-
Asia & Latin America	18.7	(74%)	72.4	83%	39.6
Total segment operating profit	3,487.4	10%	3,160.8	13%	2,791.7

Unallocated corporate items	509.1	50%	339.8	65%	206.2
Divestitures loss	-	NM	30.0	NM	-
Restructuring, impairment, and other exit costs	24.4	(91%)	275.1	66%	165.6
Operating profit	$2,953.9	17%	$2,515.9	4%	$2,419.9

Fiscal 2020 includes 13 months of Pet operating segment results as we changed the Pet operating segment’s reporting period from an April fiscal year-end to a May fiscal year-end to match our fiscal calendar. Fiscal 2019 included 12 months of results while fiscal 2018 did not include Pet operating segment results.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended
	May 31, 2020	May 26, 2019	% Change
Net sales:
North America Retail	$3,196.4	$2,341.7	36%
Europe & Australia	530.0	499.5	6%
Convenience Stores & Foodservice	393.1	519.0	(24%)
Pet	554.6	405.6	37%
Asia & Latin America	348.9	395.9	(12%)
Total	$5,023.0	$4,161.7	21%

Operating profit:
North America Retail	$892.6	$527.7	69%
Europe & Australia	32.7	41.9	(22%)
Convenience Stores & Foodservice	38.8	116.1	(67%)
Pet	135.0	110.1	23%
Asia & Latin America	(23.9)	22.8	NM
Total segment operating profit	1,075.2	818.6	31%

Unallocated corporate items	234.2	100.5	133%
Divestiture gain	-	(5.4)	NM
Restructuring, impairment, and other exit costs	11.5	7.4	55%
Operating profit	$829.5	$716.1	16%

The fourth quarter of fiscal 2020 includes 4 months of Pet operating segment results as we changed the Pet operating segment’s reporting period from an April fiscal year-end to a May fiscal year-end to match our fiscal calendar. The fourth quarter of fiscal 2019 included 3 months of results.

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	May 31, 2020	May 26, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,677.8	$450.0
Receivables	1,615.1	1,679.7
Inventories	1,426.3	1,559.3
Prepaid expenses and other current assets	402.1	497.5
Total current assets	5,121.3	4,186.5
Land, buildings, and equipment	3,580.6	3,787.2
Goodwill	13,923.2	13,995.8
Other intangible assets	7,095.8	7,166.8
Other assets	1,085.8	974.9
Total assets	$30,806.7	$30,111.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,247.7	$2,854.1
Current portion of long-term debt	2,331.5	1,396.5
Notes payable	279.0	1,468.7
Other current liabilities	1,633.3	1,367.8
Total current liabilities	7,491.5	7,087.1
Long-term debt	10,929.0	11,624.8
Deferred income taxes	1,947.1	2,031.0
Other liabilities	1,545.0	1,448.9
Total liabilities	21,912.6	22,191.8
Redeemable interest	544.6	551.7
Stockholders' equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,348.6	1,386.7
Retained earnings	15,982.1	14,996.7
Common stock in treasury, at cost, shares of 144.8 and 152.7	(6,433.3)	(6,779.0)
Accumulated other comprehensive loss	(2,914.4)	(2,625.4)
Total stockholders' equity	8,058.5	7,054.5
Noncontrolling interests	291.0	313.2
Total equity	8,349.5	7,367.7
Total liabilities and equity	$30,806.7	$30,111.2

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions)
	Fiscal Year
	2020	2019
	(Unaudited)
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,210.8	$1,786.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	594.7	620.1
After-tax earnings from joint ventures	(91.1)	(72.0)
Distributions of earnings from joint ventures	76.5	86.7
Stock-based compensation	94.9	84.9
Deferred income taxes	(29.6)	93.5
Pension and other postretirement benefit plan contributions	(31.1)	(28.8)
Pension and other postretirement benefit plan costs	(32.3)	6.1
Divestitures loss	-	30.0
Restructuring, impairment, and other exit costs	43.6	235.7
Changes in current assets and liabilities, excluding the effects of divestitures	793.9	(7.5)
Other, net	45.9	(27.9)
Net cash provided by operating activities	3,676.2	2,807.0
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(460.8)	(537.6)
Investments in affiliates, net	(48.0)	0.1
Proceeds from disposal of land, buildings, and equipment	1.7	14.3
Proceeds from divestitures	-	26.4
Other, net	20.9	(59.7)
Net cash used by investing activities	(486.2)	(556.5)
Cash Flows - Financing Activities
Change in notes payable	(1,158.6)	(66.3)
Issuance of long-term debt	1,638.1	339.1
Payment of long-term debt	(1,396.7)	(1,493.8)
Proceeds from common stock issued on exercised options	263.4	241.4
Purchases of common stock for treasury	(3.4)	(1.1)
Dividends paid	(1,195.8)	(1,181.7)
Investments in redeemable interest	-	55.7
Distributions to noncontrolling and redeemable interest holders	(72.5)	(38.5)
Other, net	(16.0)	(31.2)
Net cash used by financing activities	(1,941.5)	(2,176.4)
Effect of exchange rate changes on cash and cash equivalents	(20.7)	(23.1)
Increase in cash and cash equivalents	1,227.8	51.0
Cash and cash equivalents - beginning of year	450.0	399.0
Cash and cash equivalents - end of year	$1,677.8	$450.0
Cash flow from changes in current assets and liabilities, excluding the effects of divestitures:
Receivables	$37.9	$(42.7)
Inventories	103.1	53.7
Prepaid expenses and other current assets	94.2	(114.3)
Accounts payable	392.5	162.4
Other current liabilities	166.2	(66.6)
Changes in current assets and liabilities	$793.9	$(7.5)
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

Our fiscal year ends on the last Sunday in May. Fiscal year 2020 consists of 53 weeks, while fiscal years 2019 and 2018 consisted of 52 weeks.

As part of a long-term plan to conform the fiscal year ends of all our operations, in fiscal 2020 we changed the reporting period of our Pet segment from an April fiscal year-end to a May fiscal year-end to match our fiscal calendar. Accordingly, our fiscal 2020 results include 13 months of Pet segment results compared to 12 months in fiscal 2019. The impact of this change was not material to our consolidated results of operations and, therefore, we did not restate prior period financial statements for comparability. Our India business is on an April fiscal year end.

The disclosed impacts attributable to the COVID-19 pandemic on net sales and organic net sales were calculated based upon net sales in excess of our expectations prior to the net increase in demand resulting from the COVID-19 pandemic. The impacts disclosed are approximate and reflect our best estimate of the impact of the COVID-19 pandemic.

In the first quarter of fiscal 2020, we adopted new accounting requirements for hedge accounting. The new standard amends the hedge accounting recognition and presentation requirements to better align an entity’s risk management activities and financial reporting. The new standard also simplifies the application of hedge accounting guidance. The adoption did not have a material impact on our results of operations or financial position.

In the first quarter of fiscal 2020, we adopted new requirements for the accounting, presentation and classification of leases. This results in certain leases being capitalized as a right of use asset with a related liability on our Consolidated Balance Sheets. We performed a comprehensive review of our lease portfolio, implemented lease accounting software, and developed a centralized business process with corresponding controls. We adopted this guidance utilizing the cumulative effect adjustment approach, which required application of the guidance at the adoption date and elected certain practical expedients permitted under the transition guidance, including not reassessing whether existing contracts contain leases and carrying forward the historical classification of those leases. In addition, we elected not to recognize leases with an initial term of 12 months or less on our Consolidated Balance Sheet and to continue our historical treatment of land easements, under permitted elections. This guidance did not have a material impact on retained earnings, our Consolidated Statements of Earnings, or our Consolidated Statement of Cash Flows. As of May 31, 2020, we reported right of use assets net of accumulated amortization in other assets of $365 million, current lease liabilities in other current liabilities of $102 million, and non-current lease liabilities in other liabilities of $277 million on our Consolidated Balance Sheet.

(2)

During the third quarter of fiscal 2019, we sold our La Salteña fresh pasta and refrigerated dough business in Argentina, and recorded a pre-tax loss of $35 million. During the fourth quarter of fiscal 2019, we sold our yogurt business in China to a new Yoplait franchisee, and recorded a pre-tax gain of $5 million.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Fiscal Year
In Millions	May 31, 2020	May 26, 2019	2020	2019	2018
Cost of sales	$1.5	$9.6	$25.8	$9.9	$14.0
Restructuring, impairment, and other exit costs	11.5	7.4	24.4	275.1	165.6
Total restructuring and impairment charges	13.0	17.0	50.2	285.0	179.6
Project-related costs classified in cost of sales	$0.4	$-	$1.5	$1.3	$11.3

In fiscal 2020, we did not undertake any new restructuring actions. We recorded $50 million of restructuring charges for previously announced restructuring actions. We expect these actions to be completed by the end of fiscal 2022.

In fiscal 2019, we approved restructuring actions to drive efficiencies in targeted areas of our global supply chain. In connection with these actions, we recorded $80 million of restructuring charges, consisting of $23 million of severance expense and $57 million of other costs, primarily asset write-offs.

In addition, in fiscal 2019, we recorded $193 million of charges related to the impairment of Progresso, Food Should Taste Good, and Mountain High brand intangible assets in restructuring, impairment, and other exit costs. We also recorded a $15 million charge related to the impairment of certain manufacturing assets in our North America Retail and Asia & Latin America segments.

(4)

In the fourth quarter of fiscal 2020, unallocated corporate expense increased $134 million to $234 million compared to $100 million last year, primarily driven by compensation and benefits expenses. We recorded a $24 million net increase in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2020, compared to an immaterial amount in the fourth quarter of fiscal 2019. We also recorded a $19 million charge related to a product recall in our international Green Giant business in the fourth quarter of fiscal 2020. In addition, we recorded $2 million of restructuring charges in cost of sales in the fourth quarter of fiscal 2020 compared to $10 million of restructuring charges in the fourth quarter of fiscal 2019. In the fourth quarter of fiscal 2020, we recorded $2 million of net losses related to certain investment valuation adjustments compared to a $10 million gain recorded in the fourth quarter of fiscal 2019. In addition, we recorded $4 million of acquisition integration costs related to our acquisition of Blue Buffalo Products, Inc. (Blue Buffalo) in the fourth quarter of fiscal 2019.

In fiscal 2020, unallocated corporate expense increased $169 million to $509 million compared to $340 million last year, primarily driven by compensation and benefits expenses. In fiscal 2020, we recorded a $25 million net increase in expense related to mark-to-market valuation of certain commodity positions and grain inventories compared to a $36 million net increase in expense in the prior year. In addition, we recorded $26 million of restructuring charges, and $2 million of restructuring initiative project-related costs in cost of sales in fiscal 2020, compared to $10 million of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales in fiscal 2019. We also recorded a $19 million charge related to a product recall in our international Green Giant business in fiscal 2020. In fiscal 2020, we recorded $8 million of net losses related to certain investment valuation adjustments and the loss on sale of certain corporate investments compared to $23 million of gains in fiscal 2019. In fiscal 2019, we recorded a $16 million gain from a legal recovery related to our Yoplait SAS subsidiary and $26 million of integration costs related to our acquisition of Blue Buffalo. In addition, we recorded a $3 million loss related to the impact of hyperinflationary accounting for our Argentina subsidiary in fiscal 2019.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 31, 2020	May 26, 2019	2020	2019	2018
Net earnings attributable to General Mills	$625.7	$570.2	$2,181.2	$1,752.7	$2,131.0

Average number of common shares - basic EPS	610.9	603.7	608.1	600.4	576.8
Incremental share effect from: (a)
Stock options	2.5	3.1	2.7	3.1	6.9
Restricted stock units, performance share units, and other	2.8	2.5	2.5	1.9	2.0
Average number of common shares - diluted EPS	616.1	609.3	613.3	605.4	585.7
Earnings per share - basic	$1.03	$0.95	$3.59	$2.92	$3.69
Earnings per share - diluted	$1.02	$0.94	$3.56	$2.90	$3.64
(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the fourth quarter of fiscal 2020 was 19.0 percent compared to 8.9 percent for the fourth quarter of fiscal 2019. The 10.1 percentage point increase in our effective tax rate as compared to the prior year was primarily due to the recognition of a capital loss carryback benefit of $73 million in the fourth quarter of fiscal 2019.  Our adjusted effective tax rate was 19.1 percent in the fourth quarter of fiscal 2020 compared to 20.6 percent in the fourth quarter of fiscal 2019 (see Note 7 below for a description of our use of measures not defined by GAAP).

The effective tax rate for fiscal 2020 was 18.5 percent compared to 17.7 percent in fiscal 2019. The 0.8 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2019, partially offset by the $53 million net benefit from the reorganization of certain wholly-owned subsidiaries and favorable changes in earnings mix by jurisdiction in fiscal 2020. Our adjusted effective tax rate was 20.7 percent in fiscal 2020 compared to 21.8 percent in fiscal 2019 (see Note 7 below for a description of our use of measures not defined by GAAP).

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

In addition, several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Adjusted Diluted EPS and Related Constant-currency Growth Rates

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended			Fiscal Year
Per Share Data	May 31, 2020	May 26, 2019	Change	2020	2019	Change
Diluted earnings per share, as reported	$1.02	$0.94	9%	$3.56	$2.90	23%
Tax items (a)	-	(0.12)		(0.09)	(0.12)
Restructuring charges (b)(l)	0.01	0.02		0.06	0.10
Mark-to-market effects (c)(l)	0.03	-		0.03	0.05
Product recall (d)(l)	0.03	-		0.03	-
CPW restructuring charges (e)(l)	-	-		0.01	0.02
Investment activity, net (f)(l)	-	(0.01)		-	(0.03)
Net tax benefit (g)	-	-		-	(0.01)
Divestitures loss (h)(l)	-	-		-	0.03
Acquisition integration costs (i)(l)	-	-		-	0.03
Asset impairments (j)(l)	-	-		-	0.26
Legal recovery (k)(l)	-	-		-	(0.01)
Adjusted diluted earnings per share	$1.10	$0.83	33%	$3.61	$3.22	12%
Foreign currency exchange impact			Flat			Flat
Adjusted diluted earnings per share growth, on a constant-currency basis			33%			12%

Note: Table may not foot due to rounding.

(a)

Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020 and a discrete tax benefit related to a capital loss carryback recorded in fiscal 2019. See Note 6.

(b)	Restructuring charges for previously announced restructuring actions. See Note 3.
(c)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(d)	Product recall costs related to our international Green Giant business. See Note 4.
(e)	CPW restructuring charges related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(f)	Valuation gains on certain corporate investments. See Note 4.
(g)	Net tax benefit resulting from Tax Cuts and Jobs Act (TCJA) accounting.
(h)	Loss on the sale of our La Salteña refrigerated dough business in Argentina and gain on the sale of our yogurt business in China. See Note 2.
(i)	Integration costs resulting from the acquisition of Blue Buffalo in fiscal 2018. See Note 4.
(j)

Impairment charges related to our Progresso, Food Should Taste Good, and Mountain High brand intangible assets and certain manufacturing assets in our North America Retail and Asia & Latin America segments. See Note 3.

(k)	Represents a legal recovery related to our Yoplait SAS subsidiary. See Note 4.
(l)	See reconciliation of adjusted effective income tax rate below for tax impact of adjustment.

Total Segment Operating Profit

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance.  A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth is calculated as follows:

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Total Segment Operating Profit on a Constant-Currency Basis
Quarter Ended May 31, 2020	31%	(1)	pt	32%
Fiscal Year Ended May 31, 2020	10%	Flat		11%
Note: Table may not foot due to rounding.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments' operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended May 31, 2020
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on a Constant-Currency Basis
North America Retail	69%	Flat		69%
Europe & Australia	(22)%	(8)	pts	(14)%

	Fiscal Year Ended May 31, 2020
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on a Constant-Currency Basis
North America Retail	15%	Flat		15%
Europe & Australia	(8)	(5)	pts	(3)
Asia & Latin America	(74)%	(1)	pt	(73)%
Note: Tables may not foot due to rounding.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	May 31, 2020		May 26, 2019
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,768.1	35.2%	$1,461.3	35.1%
Restructuring charges (b)	1.5	-%	9.6	0.2%
Project-related costs (b)	0.4	-%	-	-%
Mark-to-market effects (c)	23.7	0.5%	(0.4)	-%
Product recall (d)	19.3	0.4%	-	-%
Adjusted gross margin	$1,813.0	36.1%	$1,470.5	35.3%

Operating profit as reported	$829.5	16.5%	$716.1	17.2%
Restructuring charges (b)	13.0	0.3%	16.6	0.4%
Project-related costs (b)	0.4	-%	-	-%
Mark-to-market effects (c)	23.7	0.5%	(0.4)	-%
Product recall (d)	19.3	0.4%	-	-%
Investment activity, net (e)	1.7	-%	(9.8)	(0.3)%
Divestiture gain (f)	-	-%	(5.4)	(0.1)%
Acquisition integration costs (g)	-	-%	4.3	0.1%
Asset impairments (h)	-	-%	0.4	-%
Adjusted operating profit	$887.7	17.7%	$721.8	17.3%

Net earnings attributable to General Mills as reported	$625.7	12.5%	$570.2	13.7%
Restructuring charges, net of tax (b)(k)	9.8	0.2%	14.4	0.4%
Project-related costs, net of tax (b)(k)	0.3	-%	0.1	-%
Mark-to-market effects, net of tax (c)(k)	18.3	0.4%	(0.3)	-%
Product recall, net of tax (d)(k)	17.1	0.3%	-	-%
Investment activity, net, net of tax (e)(k)	1.4	-%	(7.6)	(0.2)%
Divestiture gain, net of tax (f)(k)	-	-%	(2.6)	(0.1)%
Acquisition integration costs, net of tax (g)(k)	-	-%	3.3	0.1%
Asset impairments, net of tax (h)(k)	-	-%	0.3	-%
Tax items (i)	-	-%	(72.9)	(1.8)%
CPW restructuring charges, net of tax (j)	0.5	-%	2.5	0.1%
Adjusted net earnings attributable to General Mills	$673.1	13.4%	$507.4	12.2%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	Restructuring and project-related charges for previously announced restructuring actions. See Note 3.
(c)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(d)	Product recall costs related to our international Green Giant business. See Note 4.
(e)	Valuation losses on certain corporate investments in fiscal 2020. Valuation gains on certain corporate investments in fiscal 2019. See Note 4.
(f)	Gain on the sale of our yogurt business in China. See Note 2.
(g)	Integration costs resulting from the acquisition of Blue Buffalo in fiscal 2018. See Note 4.
(h)	Impairment charges related to certain manufacturing assets in our North America Retail and Asia & Latin America segments. See Note 3.
(i)	Discrete tax benefit related to a capital loss carryback. See Note 6.
(j)	CPW restructuring charges related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(k)	See reconciliation of adjusted effective income tax rate below for tax impact of adjustment.

	Fiscal Year
In Millions	2020		2019		2018
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$6,129.9	34.8%	$5,756.8	34.1%	$5,435.6	34.5%
Restructuring charges (b)	25.8	0.1%	9.9	0.1%	14.0	0.1%
Project-related costs (b)	1.5	-%	1.3	-%	11.3	0.1%
Mark-to-market effects (c)	24.7	0.1%	36.0	0.2%	(32.1)	(0.2)%
Product recall (d)	19.3	0.1%	-	-%	-	-%
Hyperinflationary accounting (e)	-	-%	1.4	-%	-	-%
Adjusted gross margin	$6,201.2	35.2%	$5,805.4	34.4%	$5,428.8	34.5%

Operating profit as reported	$2,953.9	16.8%	$2,515.9	14.9%	$2,419.9	15.4%
Restructuring charges (b)	50.2	0.3%	77.6	0.5%	82.7	0.5%
Project-related costs (b)	1.5	-%	1.3	-%	11.3	0.1%
Mark-to-market effects (c)	24.7	0.1%	36.0	0.2%	(32.1)	(0.2)%
Product recall (d)	19.3	0.1%	-	-%	-	-%
Hyperinflationary accounting (e)	-	-%	3.2	-%	-	-%
Investment activity, net (f)	8.4	-%	(22.8)	(0.1)%	-	-%
Divestitures loss (g)	-	-%	30.0	0.2%	-	-%
Acquisition transaction and integration costs (h)	-	-%	25.6	0.1%	34.0	0.2%
Asset impairments (i)	-	-%	207.4	1.2%	96.9	0.6%
Legal recovery (j)	-	-%	(16.2)	(0.1)%	-	-%
Adjusted operating profit	$3,058.0	17.3%	$2,858.0	16.9%	$2,612.7	16.6%

Net earnings attributable to General Mills as reported	$2,181.2	12.4%	$1,752.7	10.4%	$2,131.0	13.5%
Restructuring charges, net of tax (b)(n)	39.0	0.2%	62.6	0.3%	61.4	0.4%
Project-related costs, net of tax (b)(n)	1.2	-%	1.1	-%	8.0	-%
Mark-to-market effects, net of tax (c)(n)	19.0	0.1%	27.7	0.2%	(22.1)	(0.1)%
Product recall, net of tax (d)(n)	17.1	0.1%	-	-%	-	-%
Hyperinflationary accounting, net of tax (e)(n)	-	-%	3.2	-%	-	-%
Investment activity, net, net of tax (f)(n)	3.0	-%	(17.6)	(0.1)%	-	-%
Divestitures loss, net of tax (g)(n)	-	-%	19.2	0.1%	-	-%
Acquisition transaction and integration costs, net of tax (h)(n)	-	-%	19.7	0.1%	58.5	0.4%
Asset impairments, net of tax (i)(n)	-	-%	158.7	0.9%	64.9	0.4%
Legal recovery, net of tax (j)(n)	-	-%	(5.5)	-%	-	-%
Tax items (k)	(53.1)	(0.3)%	(72.9)	(0.4)%	40.9	0.3%
CPW restructuring charges, net of tax (l)	5.0	-%	11.1	0.1%	1.8	-%
Net tax benefit (m)	-	-%	(7.2)	-%	(523.5)	(3.3)%
Adjusted net earnings attributable to General Mills	$2,212.3	12.6%	$1,952.8	11.6%	$1,820.9	11.6%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	Restructuring and project-related charges for previously announced restructuring actions. See Note 3.
(c)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(d)	Product recall costs related to our international Green Giant business. See Note 4.
(e)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary, which was sold in fiscal 2019. See Note 4.
(f)	Valuation losses and the loss on sale of certain corporate investments in fiscal 2020. Valuation gains on certain corporate investments in fiscal 2019. See Note 4.
(g)	Loss on the sale of our La Salteña refrigerated dough business in Argentina and gain on the sale of our yogurt business in China. See Note 2.
(h)

Costs related to the acquisition of Blue Buffalo. Fiscal 2019 represented acquisition integration costs. See Note 4. Fiscal 2018 represented acquisition transaction and integration costs and interest, net related to the debt issued to finance the acquisition.

(i)

Impairment charges related to our Progresso, Food Should Taste Good, and Mountain High brand intangible assets and certain manufacturing assets in our North America Retail and Asia & Latin America segments in fiscal 2019. See Note 3. Impairment charges related to our Yoki, Mountain High, and Immaculate Baking brand intangible assets in fiscal 2018.

(j)	Represents a legal recovery related to our Yoplait SAS subsidiary. See Note 4.
(k)

Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020 and a discrete tax benefit related to a capital loss carryback recorded in fiscal 2019. See Note 6. Fiscal 2018 represents a prior year income tax expense adjustment.

(l)	CPW restructuring charges related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(m)	Net tax benefit resulting from TCJA accounting.
(n)	See reconciliation of adjusted effective income tax rate below for tax impact of adjustment.

Adjusted Operating Profit Growth on a Constant-currency Basis

We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Fiscal Year

	May 31, 2020	May 26, 2019	Change	2020	2019	Change
Operating profit growth as reported	$829.5	$716.1	16%	$2,953.9	$2,515.9	17%
Restructuring charges (a)	13.0	16.6		50.2	77.6
Project-related costs (a)	0.4	-		1.5	1.3
Mark-to-market effects (b)	23.7	(0.4)		24.7	36.0
Product recall (c)	19.3	-		19.3	-
Investment activity, net (d)	1.7	(9.8)		8.4	(22.8)
Divestitures (gain) loss (e)	-	(5.4)		-	30.0
Acquisition integration costs (f)	-	4.3		-	25.6
Asset impairments (g)	-	0.4		-	207.4
Legal recovery (h)	-	-		-	(16.2)
Hyperinflationary accounting (i)	-	-		-	3.2
Adjusted operating profit	$887.7	$721.8	23%	$3,058.0	$2,858.0	7%
Foreign currency exchange impact			(1) pt			Flat
Adjusted operating profit growth on a constant-currency basis			24%			7%

Note: Table may not foot due to rounding.

(a)	Restructuring and project-related charges for previously announced restructuring actions. See Note 3.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(c)	Product recall costs related to our international Green Giant business. See Note 4.
(d)	Valuation losses and the loss on sale of certain corporate investments in fiscal 2020. Valuation gains on certain corporate investments in fiscal 2019. See Note 4.
(e)	Loss on the sale of our La Salteña refrigerated dough business in Argentina and gain on the sale of our yogurt business in China. See Note 2.
(f)	Integration costs resulting from the acquisition of Blue Buffalo in fiscal 2018. See Note 4.
(g)

Impairment charges related to our Progresso, Food Should Taste Good, and Mountain High brand intangible assets and certain manufacturing assets in our North America Retail and Asia & Latin America segments. See Note 3.

(h)	Represents a legal recovery related to our Yoplait SAS subsidiary. See Note 4.
(i)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary, which was sold in fiscal 2019. See Note 4.

Adjusted Effective Income Tax Rates

We believe this measure provides useful information to investors because it presents the adjusted effective tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	May 31, 2020		May 26, 2019		May 27, 2018
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$733.0	$139.6	$615.9	$54.7	$423.9	$86.4
Tax items (b)	-	-	-	72.9	-	(0.4)
Restructuring charges (c)	13.0	3.2	16.6	2.1	55.4	14.7
Project-related costs (c)	0.4	0.1	-	(0.1)	2.9	0.8
Mark-to-market effects (d)	23.7	5.5	(0.4)	(0.1)	(28.6)	(8.9)
Product recall (e)	19.3	2.2	-	-	-	-
Investment activity, net (f)	1.7	0.3	(9.8)	(2.2)	-	-
Net tax benefit (g)	-	-	-	-	-	19.7
Divestiture gain (h)	-	-	(5.4)	-	-	-
Acquisition transaction and integration costs (i)	-	-	4.3	1.0	64.5	19.8
Asset impairments (j)	-	-	0.4	-	96.9	32.0
As adjusted	$791.2	$150.9	$621.6	$128.3	$615.0	$164.1
Effective tax rate:
As reported		19.0%		8.9%		20.4%
As adjusted		19.1%		20.6%		26.7%
Sum of adjustments to income taxes		$11.4		$73.6		$77.7
Average number of common shares - diluted EPS		616.1		609.3		593.5
Impact of income tax adjustments on adjusted diluted EPS		$(0.02)		$(0.12)		$(0.13)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	Discrete tax benefit related to a capital loss carryback. See Note 6. Fiscal 2018 represents a prior year income tax expense adjustment.
(c)	Restructuring and project-related charges for previously announced restructuring actions. See Note 3.
(d)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(e)	Product recall costs related to our international Green Giant business. See Note 4.
(f)	Valuation losses on certain corporate investments in fiscal 2020. Valuation gains on certain corporate investments in fiscal 2019. See Note 4.
(g)	Net tax benefit resulting from TCJA accounting.
(h)	Gain on the sale of our yogurt business in China. See Note 2.
(i)

Costs related to the acquisition of Blue Buffalo. Fiscal 2019 represented acquisition integration costs. See Note 4. Fiscal 2018 represented acquisition transaction and integration costs and interest, net related to the debt issued to finance the transaction.

(j)

Impairment charges related to certain manufacturing assets in our North America Retail and Asia & Latin America segments in fiscal 2019. See Note 3. Impairment charges related to our Yoki, Mountain High, and Immaculate Baking brand intangible assets in fiscal 2018.

	Fiscal Year Ended
	May 31, 2020		May 26, 2019		May 27, 2018
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$2,600.2	$480.5	$2,082.0	$367.8	$2,135.6	$57.3
Tax items (b)	-	53.1	-	72.9	-	(40.9)
Restructuring charges (c)	50.2	11.2	77.6	14.6	82.7	21.4
Project-related costs (c)	1.5	0.3	1.3	0.2	11.3	3.3
Mark-to-market effects (d)	24.7	5.7	36.0	8.3	(32.1)	(10.0)
Product recall (e)	19.3	2.2	-	-	-	-
Investment activity, net (f)	8.4	5.4	(22.8)	(5.2)	-	-
Net tax benefit (g)	-	-	-	7.2	-	523.5
Divestitures loss (h)	-	-	30.0	13.6	-	-
Acquisition transaction and integration costs (i)	-	-	25.6	5.9	83.9	25.4
Asset impairments (j)	-	-	207.4	47.7	96.9	32.0
Legal recovery (k)	-	-	(16.2)	(5.4)	-	-
Hyperinflationary accounting (l)	-	-	3.2	-	-	-
As adjusted	$2,704.3	$558.5	$2,424.1	$527.6	$2,378.3	$612.0
Effective tax rate:
As reported		18.5%		17.7%		2.7%
As adjusted		20.7%		21.8%		25.7%
Sum of adjustments to income taxes		$78.0		$159.8		$554.7
Average number of common shares - diluted EPS		613.3		605.4		585.7
Impact of income tax adjustments on adjusted diluted EPS		$(0.13)		$(0.26)		$(0.95)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)

Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020 and a discrete tax benefit related to a capital loss carryback recorded in fiscal 2019. See Note 6. Fiscal 2018 represents a prior year income tax expense adjustment.

(c)	Restructuring and project-related charges for previously announced restructuring actions. See Note 3.
(d)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(e)	Product recall costs related to our international Green Giant business. See Note 4.
(f)	Valuation losses and the loss on sale of certain corporate investments in fiscal 2020. Valuation gains on certain corporate investments in fiscal 2019. See Note 4.
(g)	Net tax benefit resulting from TCJA accounting.
(h)	Loss on the sale of our La Salteña refrigerated dough business in Argentina and gain on the sale of our yogurt business in China. See Note 2.
(i)

Costs related to the acquisition of Blue Buffalo. Fiscal 2019 represented acquisition integration costs. See Note 4. Fiscal 2018 represented acquisition transaction and integration costs and interest, net related to the debt issued to finance the acquisition.

(j)

Impairment charges related to our Progresso, Food Should Taste Good, and Mountain High brand intangible assets and certain manufacturing assets in our North America Retail and Asia & Latin America segments in fiscal 2019. See Note 3. Impairment charges related to our Yoki, Mountain High, and Immaculate Baking brand intangible assets in fiscal 2018.

(k)	Represents a legal recovery related to our Yoplait SAS subsidiary. See Note 4.
(l)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary, which was sold in fiscal 2019. See Note 4.

Free Cash Flow Conversion Rate

We believe this measure provides useful information to investors because it is important for assessing our efficiency in converting earnings to cash and returning cash to shareholders. The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure, follows:

	Fiscal Year
In Millions	2020	2019
Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$2,210.8	$1,786.2
Tax item (a)	$(53.1)	$(72.9)
Restructuring charges, net of tax (b)(m)	39.0	63.0
Project-related costs, net of tax (b)(m)	1.2	1.1
Mark-to-market effects, net of tax (c)(m)	19.0	27.7
Product recall, net of tax (d)(m)	17.1	-
CPW restructuring costs, net of tax (e)	5.0	11.1
Investment activity, net, net of tax (f)(m)	3.0	(17.6)
Net tax benefit (g)	-	(7.2)
Acquisition integration costs, net of tax (h)(m)	-	19.7
Divestitures loss, net of tax (i)(m)	-	16.4
Asset impairments, net of tax (j)(m)	-	159.7
Hyperinflationary accounting, net of tax (k)(m)	-	3.2
Legal recovery, net of tax (l)(m)	-	(10.8)
Adjusted net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,241.8	$1,979.6

Net cash provided by operating activities	3,676.2	2,807.0
Purchases of land, buildings, and equipment	(460.8)	(537.6)
Free cash flow	$3,215.4	$2,269.4

Net cash provided by operating activities conversion rate	166%	157%
Free cash flow conversion rate	143%	115%

Note: Table may not foot due to rounding.

(a)	Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries. See Note 6.
(b)	Restructuring and project-related charges for previously announced restructuring actions. See Note 3.
(c)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(d)	Product recall costs related to our international Green Giant business. See Note 4.
(e)	CPW restructuring charges related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(f)	Valuation adjustments and the loss on sale of certain corporate investments. See Note 4.
(g)	Net tax benefit resulting from TCJA accounting.
(h)	Integration costs resulting from the acquisition of Blue Buffalo in fiscal 2018. See Note 4.
(i)	Loss on the sale of our La Salteña refrigerated dough business in Argentina and gain on the sale of our yogurt business in China. See Note 2.
(j)

Impairment charges related to our Progresso, Food Should Taste Good, and Mountain High brand intangible assets and certain manufacturing assets in our North America Retail and Asia & Latin America segments. See Note 3.

(k)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary, which was sold in fiscal 2019. See Note 4.
(l)	Represents a legal recovery related to our Yoplait SAS subsidiary. See Note 4.
(m)	See reconciliation of adjusted effective income tax rate for tax impact of adjustment.

Net Debt-to-Adjusted Earnings before Net Interest, Income Taxes, Depreciation and Amortization (EBITDA) Ratio

We believe that this measure provides useful information to investors because it is an indicator of our ability to incur additional debt and to service our existing debt.

The reconciliation of adjusted EBITDA to net earnings, including earnings attributable to redeemable and noncontrolling interests, its GAAP equivalent, as well as the calculation of the net debt-to-adjusted EBITDA ratio are as follows:

	Fiscal Year
In Millions	2020	2019
Total debt (a)	$13,539.5	$14,490.0
Cash	1,677.8	450.0
Net debt	$11,861.7	$14,040.0

Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$2,210.8	$1,786.2
Income taxes	480.5	367.8
Interest, net	466.5	521.8
Depreciation and amortization	594.7	620.1
EBITDA	3,752.5	3,295.9
After-tax earnings from joint ventures	(91.1)	(72.0)
Restructuring charges (b)	50.2	77.6
Project-related costs (b)	1.5	1.3
Mark-to-market effects (c)	24.7	36.0
Product recall (d)	19.3	-
Investment activity, net (e)	8.4	(22.8)
Divestitures loss (f)	-	30.0
Acquisition integration costs (g)	-	25.6
Asset impairments (h)	-	207.4
Legal recovery (i)	-	(16.2)
Hyperinflationary accounting (j)	-	3.2
Adjusted EBITDA	$3,765.6	$3,566.0

Net debt-to-adjusted EBITDA ratio	3.2	3.9

Note: Table may not foot due to rounding.

(a)	Notes payable and long-term debt, including current portion.
(b)	Restructuring and project-related charges for previously announced restructuring actions. See Note 3.
(c)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 4.
(d)	Product recall costs related to our international Green Giant business.
(e)	Valuation adjustments and the loss on sale of certain corporate investments. See Note 4.
(f)	Loss on the sale of our La Salteña refrigerated dough business in Argentina and gain on the sale of our yogurt business in China. See Note 2.
(g)	Integration costs resulting from the acquisition of Blue Buffalo in fiscal 2018. See Note 4.
(h)

Impairment charges related to our Progresso, Food Should Taste Good, and Mountain High brand intangible assets and certain manufacturing assets in our North America Retail and Asia & Latin America segments. See Note 3.

(i)	Represents a legal recovery related to our Yoplait SAS subsidiary. See Note 4.
(j)	Represents the impact of hyperinflationary accounting for our Argentina subsidiary, which was sold in fiscal 2019. See Note 4.